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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


SCHEDULE 13G. INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                                  TENNANT CO.
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                              (Name of Issuer)


                                  COMMON STOCK
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                       (Title of Class of Securities)


                                   880345103
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                                 (CUSIP Number)


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         Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7.)   [ ]


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 880345103                   13G                            PAGE 2 OF 5
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 (1)    Names of Reporting Persons.
        S.S. or I.R.S. Identification Nos. of Above Persons

        AIM Funds Management, Inc.
        No. S.S. or I.R.S. Identification Number

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 (2)    Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


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 (3)    SEC Use Only


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 (4)    Citizenship or Place of Organization

        Organized under the Business Corporations Act (Ontario), in the Country of Canada.

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    Number of
                           (5)     Sole Voting Power

     Shares                        None
                           -----------------------------------------------------
   Beneficially            (6)     Shared Voting Power

                                   889,100
     Owned by              -----------------------------------------------------
                           (7)     Sole Dispositive Power

       Each                        None
                           -----------------------------------------------------
     Reporting             (8)     Shared Dispositive Power


    Person With                    889,100
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 (9)    Aggregate Amount Beneficially Owned by Each Reporting Person

        889,100
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


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(11)    Percent of Class Represented by Amount in Row (9)

        10.02%
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(12)    Type of Reporting Person (See Instructions)

        O.O.
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ITEM 1 (a)  NAME OF ISSUER:
              TENNANT CO.

ITEM 1 (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              701 NORTH LILAC DRIVE
              P. O. BOX 1452
              MINNEAPOLIS, MN, 55440

ITEM 2 (a)  NAME OF PERSON(S) FILING:

              AIM Funds Management, Inc.

ITEM 2 (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              5140 Yonge Street
              Suite 900
              Toronto, Ontario  M2N 6X7

ITEM 2 (c)  CITIZENSHIP:

              Organized under the laws of Canada

ITEM 2 (d)  TITLE OF CLASS OF SECURITIES

              Common Stock

ITEM 2 (e)  CUSIP NUMBER: 880345103

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a)  [  ]   Broker or Dealer registered under Section 15 of the Act.

(b)  [  ]   Bank as defined in Section 3(a)(6) of the Act.

(c)  [  ]   Insurance Company as defined in Section 3(a)(19) of the Act.

(d)  [  ]   Investment Company registered under Section 8 of the Investment
            Company Act.

(e)  [  ]   Investment Adviser registered under Section 203 of the Investment
            Advisers Act of 1940.

(f)  [  ]   Employee Benefit Plan, Pension Fund which is subject to provisions of Employee Retirement Income Security Act of 1974 or Endowment
            Fund; see Rule 13d-1(b)(1)(ii)(F).

(g)  [  ]   Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G).

(h)  [  ]   A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813).

(i)  [  ]   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
            (15 U.S.C. 80a-3).

(j)  [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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ITEM 4 (a) - (c) OWNERSHIP:

The information in items 1 and 5-11 on the cover page (p 2) of this statement on
Schedule 13G is hereby incorporated by reference.

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS   [  ]

Not Applicable.

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not Applicable.

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

Not applicable.

ITEM 9      NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

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ITEM 10     CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


October 9, 2002
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(Date)

"Susan J. Han"
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Susan Han,
as General Counsel for
AIM Funds Management, Inc.